UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

LRAD Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16990 Goldentop Road

San Diego, California 92127

(Address of Principal Executive Offices)

858-676-1112

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 21, 2013, LRAD Corporation (the “Company”) entered into an agreement (the “Settlement Agreement”) with Iroquois Master Fund Ltd. and certain of its affiliates (collectively, “Iroquois”) to settle a potential proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at its 2013 annual meeting of stockholders (the “2013 Annual Meeting”). Pursuant to the Settlement Agreement:

•

The Board will nominate Thomas R. Brown, Laura M. Clague, General John G. Coburn, Dennis J. Wend and Richard H. Osgood III for election at the 2013 Annual Meeting, will recommend a vote for the nominees and solicit proxies for the election of the nominees at the 2013 Annual Meeting. The Company also agreed to hold the 2013 Annual Meeting no later than July 31, 2013.

•

Iroquois agreed to irrevocably withdraw its letter to the Company expressing an intention to nominate director candidates (the “Nomination Letter”), and the Company agreed to pay to Iroquois its legal and advisory fees in connection with the Nomination Letter, up to a maximum of $301,496.

•	Iroquois agreed to vote at the 2013 Annual Meeting in favor of the Board nominees and for the other matters recommended by the Board for stockholder approval.

•

Iroquois agreed to customary standstill restrictions during the period beginning on the date of the Settlement Agreement and ending on the earlier of (a) ten (10) business days prior to the deadline for submission of stockholder nominations for the Company’s 2014 annual meeting and (b) such date, if any, as the Company breaches the Settlement Agreement and such breach has not been cured within fifteen (15) days following written notice of such breach (the “Standstill Period”).

•

If either General Coburn or Mr. Wend is unable to serve on the Board or resigns from the Board (for any reason other than following a breach of the Settlement Agreement by Iroquois or its affiliates) during the Standstill Period, Iroquois is entitled to designate a replacement nominee to be approved by the Nominating and Corporate Governance Committee and appointed to the Board.

•

The Company and Iroquois agreed to execute a Stipulation of Settlement seeking to settle the derivative litigation brought by Iroquois in July 2012 (the “Delaware Litigation”), to cooperate in the prompt submission of the Stipulation of Settlement for approval by the Delaware Court hearing the Delaware Litigation, and if the Stipulation of Settlement is not approved, to work collaboratively to obtain approval of the settlement of the Delaware Litigation.

•

Iroquois released Helen C. Adams, Admiral Raymond C. Smith and George W. VanDeWeghe, Jr., current members of the Board who have agreed not to stand for re-election, from any claims related to the Delaware Litigation, the Nomination Letter or the Schedule 13D filed by Iroquois.

The foregoing summary of the Settlement Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Settlement Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

On May 22, 2013, the Company issued a press release announcing the signing of the Settlement Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described under Item 1.01 above, pursuant to the Settlement Agreement, the Company has agreed to nominate two current directors of the Company, Thomas R. Brown and Laura M. Clague, and three new nominees, General John G. Coburn, Dennis J. Wend and Richard H. Osgood III, for election as directors at the 2013 Annual Meeting. Helen C. Adams, Admiral Raymond C. Smith and George W. VanDeWeghe, Jr., current members of the Board, have agreed as part of the Settlement Agreement not to stand for re-election.

As part of the settlement of the Delaware Litigation, Thomas R. Brown, President and Chief Executive Officer of the Company, has agreed to increase the exercise price of the option granted to Mr. Brown in May 2012 to $3.00 per share. The exercise price will be increased within three (3) business days after the settlement of the Delaware Litigation is approved by the Delaware Court.

Item 5.08	Shareholder Director Nominations.

On May 21, 2013, the Board established July 17, 2013 as the date of the 2013 Annual Meeting. The Board also established May 24, 2013 as the record date for stockholders entitled to receive notice of, and to vote at, the 2013 Annual Meeting.

Because the 2013 Annual Meeting will be held more than 30 calendar days from the date of the Company’s 2012 annual meeting, the Company has established a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy materials for the 2013 Annual Meeting. In order to be considered timely, such proposals must be received at the Company’s principal executive offices at 16990 Goldentop Road, Suite A, San Diego, California 92127, Attention: Corporate Secretary, no later than the close of business on June 1, 2013, and must also comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Additionally, in accordance with the advance notice provisions set forth in the Company’s bylaws, in order for other business to be brought before the 2013 Annual Meeting outside of Rule 14a-8 under the Exchange Act, it must be received at the Company’s principal executive offices no later than the close of business on June 1, 2013, and must also comply with the provisions set forth in the Company’s bylaws and applicable law.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1	Investors Settlement Agreement, dated May 21, 2013, by and among LRAD Corporation and the investors listed therein

99.1	Press Release, dated May 22, 2013, issued by LRAD Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 22, 2013

LRAD Corporation

By:	/s/ Katherine H. McDermott
Katherine H. McDermott
Chief Financial Officer